EXHIBIT 10.2

                                  ASSIGNMENT

      Hakeem, Inc., a Texas corporation, hereby assigns all right, title and interest in and to that certain warrant dated effective September 16, 1996, to purchase 500,000 shares of Applied Voice Recognition, Inc. common stock at an exercise price of $1.50 per share to Hakeem Olajuwon, an individual.

      Executed this the _______ day of __________, 1997.

      HAKEEM, INC.

      By:
      Name:
      Title: